Registration Statement No. 333-37034
                         Filed Pursuant to Rule 424(b)(3)


           International Business Machines Corporation

                          IBM Notes

         With Maturities of 1 year or More from Date of Issue


                     Pricing Supplement No. 34

(To Prospectus dated June 20, 2002 and
Prospectus Supplement dated June 28, 2002)

The date of this Pricing Supplement is: March 17, 2003



This is a Pricing Supplement. It describes the Fixed Rate Notes now being issued under the $1,000,000,000 Medium Note program of International Business Machines Corporation. This document adds to, or "supplements" the description of the Notes which we refer to in the accompanying Prospectus Supplement and the Prospectus. This pricing supplement provides important and detailed information about the specific Notes we are now issuing. This Pricing Supplement also amends the terms of the Prospectus Supplement and the Prospectus to the extent that the description of the Notes in this Pricing Supplement is different from the terms which are set forth in the Prospectus Supplement and the Prospectus.


Trade Date:         March 17, 2003

Issue Date:         March 20, 2003

CUSIP:              459 20Q EE0

Principal Amount:   $1,781,000.00

Interest Rate:      3.00%

Maturity Date:      March 15, 2009

Price To
Public
(expressed as
a percentage
of the
aggregate
Principal
Amount):             100%

Discounts and
Commissions:         1.10%

Interest
Payment
Frequency:          Monthly

Survivor's Option:  Yes

Subject to
Redemption
or Repayment:       No

Date and Terms
of Redemption or
repayment
(including
any applicable
regular
or special
record dates):      Not applicable

Original Issue
Discount
(OID) Note:         No

Total Amount
of OID:             Not applicable